Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: David Smith, CFO
Phone: (574) 535-1125
E Mail: drew@drewindustries.com

DREW INDUSTRIES DECLARES QUARTERLY CASH DIVIDEND

Elkhart, Indiana - August 9, 2016 - Drew Industries Incorporated (NYSE: DW), a leading supplier of components for recreational vehicles and adjacent industries, today announced that its Board of Directors approved a regular quarterly cash dividend of $0.30 per share of common stock.

The dividend is payable on September 2, 2016, to stockholders of record at the close of business on August 19, 2016.

About Drew Industries

From 45 manufacturing and distribution facilities located throughout the United States and in Canada and Italy, Drew Industries, through its wholly-owned subsidiary, Lippert Components®, supplies a broad array of components for the leading original equipment manufacturers of recreational vehicles and adjacent industries including buses; trailers used to haul boats, livestock, equipment and other cargo; pontoon boats; manufactured homes; modular housing; and factory-built mobile office units. The Company also supplies components to the related aftermarkets of these industries, primarily by selling to retail dealers, wholesale distributors and service centers. Drew’s products include steel chassis and related components; axles and suspension solutions; slide-out mechanisms and solutions; thermoformed bath, kitchen and other products; vinyl, aluminum and frameless windows; manual, electric and hydraulic stabilizer and leveling systems; furniture and mattresses; entry, luggage, patio and ramp doors; electric and manual entry steps; awnings and awning accessories; electronic components; appliances; LED televisions and sound systems; navigation systems; wireless backup cameras; and other accessories. Additional information about Drew and its products can be found at www.drewindustries.com.

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